Exhibit 99.1

Contact:
Allison Bober
Investor Relations
Lennar Corporation
(305) 485-2038
FOR IMMEDIATE RELEASE
Lennar Reports Second Quarter EPS of $1.65
•Net earnings of $517.4 million, or $1.65 per diluted share, up from net earnings of $421.5 million, or $1.30 per diluted share, a 27% increase in earnings per share
•Deliveries of 12,672 homes – consistent with prior year
•New orders of 13,015 homes – down 10%; new orders dollar value of $4.9 billion – down 16%
•Backlog of 17,975 homes – down 6%; backlog dollar value of $7.1 billion – down 8%
•Revenues of $5.3 billion – down 5%
•Homebuilding operating margins of $636.2 million, up from $608.3 million
◦Gross margin on home sales of 21.6%, up from 20.1%
◦S,G&A expenses as a % of revenues from home sales of 8.3%, compared to 8.4%
◦Operating margin on home sales of 13.3%, up from 11.6%
•Financial Services operating earnings of $150.6 million (including a $61.4 million gain on deconsolidation), up from operating earnings of $62.5 million (net of noncontrolling interest)
•Multifamily operating loss of $0.6 million, compared to operating loss of $4.3 million
•Lennar Other operating loss of $18.0 million, compared to operating earnings of $1.8 million
•Homebuilding cash and cash equivalents of $1.4 billion
•No borrowings outstanding under the Company's $2.45 billion revolving credit facility
•Redeemed $300 million of 6.625% senior notes
•Homebuilding debt to total capital of 31.2%, compared to 38.3% last year

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Miami, June 15, 2020 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s leading homebuilders, today reported results for its second quarter ended May 31, 2020. Second quarter net earnings attributable to Lennar in 2020 were $517.4 million, or $1.65 per diluted share, compared to second quarter net earnings attributable to Lennar in 2019 of $421.5 million, or $1.30 per diluted share.
Stuart Miller, Executive Chairman of Lennar, said, “The three months ended May 31st, our second quarter, have been a time of transition for both our company and our country. The backdrop of an unprecedented health crisis, significant business disruption and distressing social injustice has defined the past three months. Today we announce Lennar’s financial results, which reflect both our determination to do well by operating an excellent company, while doing good by serving our Customers, our Associates, our Trade Partners, our Communities and our Shareholders.
“As the quarter began, we focused on the safety, health and well-being of our Customers, Associates, and Trade Partners as new orders stalled significantly from mid-March to the end of April, driven by COVID-19 and the economic shutdown. Accordingly, we slowed starts and land spend to preserve cash and protect our balance sheet.
“Business rebounded significantly in May, and by quarter’s end, our total new orders declined by only 10%, and deliveries ended flat year-over-year. In sync with the market rebound, we resumed starts and land spend to match the improving market conditions, and this rebound has continued into the first two weeks of June.
“While unemployment increased throughout the quarter due to impacts from the COVID-19 pandemic, customers moved from rental apartments and from densely populated areas to purchase homes, and home sales grew steadily, as record-low interest rates and low inventory levels drove a favorable rebound in the homebuilding industry.
“With daily video meetings, our management team recast our business using technology and innovation to accelerate change and operate efficiently in these changing times. Years of change management were condensed into weeks as our management focus and determination drove our second quarter, bottom-line after-tax profit to $517.4 million, or $1.65 per diluted share, compared to $421.5 million, or $1.30 per diluted share year in the prior year.”
Rick Beckwitt, Chief Executive Officer of Lennar, said, “New home sales strengthened across the country in all of our major markets during the last six weeks. A limited supply of both new and existing homes and an intense focus on construction costs drove our homebuilding gross margin in the second quarter to 21.6%, compared to 20.1% last year. At the same time, our focus on making our homebuilding platform more efficient resulted in an SG&A percentage of 8.3%, an all-time, second quarter low. In addition, our financial services business performed extremely well with second quarter earnings of $150.6 million, an all-time, quarterly high.”
Jon Jaffe, President of Lennar, said, “We made significant progress towards becoming a land lighter company by reducing our years owned supply of homesites to 3.9 years from 4.5 at the end of last year’s second quarter. Profitability and reduced land spend created significant cash flow, as we ended the quarter with $1.4 billion of cash on our balance sheet, $0 borrowed on our revolver and a homebuilding debt to total capital of 31.2% vs 38.3% last year.

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“We also remained focused on managing our construction spend by working closely with our Trade Partners. Never has the partnership between our company and our Trade Partners been more important to our success, as we worked together to reduce costs in order to provide essential housing to our Customers and keep housing affordable while interest rates are at all time lows. We thank our Trade Partners for their help and cooperation in these most difficult times.”
Mr. Miller concluded, “While many parts of the economy are still waiting to open and rebound, the housing market has proven to be resilient in the current environment. We expect this trend to continue and for housing to be a significant driver of employment and rebound for the broader economy. In this context, we are re-instituting guidance for fiscal year 2020 and now expect our deliveries to be in the range of 50,500 – 51,000 homes with a gross margin on home sales of approximately 21.5% and a net margin on home sales of approximately 13.0%. A breakdown of our third and fourth quarters is included later in this release.”
RESULTS OF OPERATIONS
THREE MONTHS ENDED MAY 31, 2020 COMPARED TO
THREE MONTHS ENDED MAY 31, 2019
Homebuilding
Revenues from home sales decreased 5% in the second quarter of 2020 to $4.9 billion from $5.2 billion in the second quarter of 2019. Revenues were lower primarily due to a 4% decrease in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, of 12,653 homes in the second quarter of 2020 were flat compared to 12,706 homes in the second quarter of 2019, as a result of the coronavirus (COVID-19) pandemic and the economic shutdown. The average sales price of homes delivered was $389,000 in the second quarter of 2020, compared to $407,000 in the second quarter of 2019. The decrease in average sales price primarily resulted from continuing to shift to lower-priced communities and regional product mix due to COVID-19 stay-at-home orders in certain higher priced markets.
Gross margin on home sales was $1.1 billion, or 21.6%, in the second quarter of 2020, compared to $1.0 billion, or 20.1% in the second quarter of 2019. The gross margin percentage on home sales increased primarily due to the Company's continued focus on reducing construction costs. Loss on land sales in the second quarter of 2020 was $23.5 million, primarily due to a write-off of costs as a result of Lennar not moving forward with a naval base development in Concord, California, northeast of San Francisco. Gross margin on land sales were $2.4 million in the second quarter of 2019.
Selling, general and administrative expenses were $407.2 million in the second quarter of 2020, compared to $435.7 million in the second quarter of 2019. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 8.3% in the second quarter of 2020, from 8.4% in the second quarter of 2019.

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Financial Services
Operating earnings for the Financial Services segment were $150.6 million in the second quarter of 2020 (which included $147.3 million of operating earnings and an add back of $3.3 million of net loss attributable to noncontrolling interests) compared to $62.5 million in the second quarter of 2019 (which included $56.2 million of operating earnings and an add back of $6.3 million of net loss attributable to noncontrolling interests). Operating earnings increased due to an improvement in the mortgage business as a result of an increase in volume and margin, as well as reductions in loan origination costs and a $5.0 million gain on the sale of a servicing portfolio. Additionally, the Financial Services segment recorded a $61.4 million gain on the deconsolidation of a previously consolidated entity.
Other Ancillary Businesses
Operating loss for the Multifamily segment was $0.6 million in the second quarter of 2020, compared to $4.3 million ($3.9 million net of noncontrolling interest) in the second quarter of 2019. Operating loss for the Lennar Other segment was $18.0 million in the second quarter of 2020 primarily due to a $25.0 million write-down of assets held by Rialto legacy funds because of disruption in the capital markets as a result of COVID-19 and the economic shutdown. This compared to operating earnings of $1.8 million ($2.2 million net of noncontrolling interest) in the second quarter of 2019.
RESULTS OF OPERATIONS
SIX MONTHS ENDED MAY 31, 2020 COMPARED TO
SIX MONTHS ENDED MAY 31, 2019
Homebuilding
Revenues from home sales increased 3% in the six months ended May 31, 2020 to $9.1 billion from $8.8 billion in the six months ended May 31, 2019. Revenues were higher primarily due to a 7% increase in the number of home deliveries, excluding unconsolidated entities. Despite new home deliveries in the second quarter of 2020 being consistent with the second quarter of 2019 as a result of COVID-19 and the economic shutdown, new home deliveries, excluding unconsolidated entities, increased to 22,966 homes in the six months ended May 31, 2020 from 21,508 homes in the six months ended May 31, 2019, as a result of an increase in home deliveries in all of Homebuilding's segments except Other. The average sales price of homes delivered was $395,000 in the six months ended May 31, 2020, compared to $408,000 in the six months ended May 31, 2019. The decrease in average sales price primarily resulted from continuing to shift to lower-priced communities and regional product mix due to COVID-19 stay-at-home orders in certain higher priced markets.
Gross margin on home sales was $1.9 billion, or 21.1%, in the six months ended May 31, 2020, compared to $1.8 billion, or 20.1% in the six months ended May 31, 2019. The gross margin percentage on home sales increased

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primarily due to the Company's continued focus on reducing construction costs. Loss on land sales in the six months ended May 31, 2020 was $23.8 million, primarily due to a write-off of costs as a result of Lennar not moving forward with a naval base development in Concord, California, northeast of San Francisco. Gross margin on land sales were $2.7 million in the six months ended May 31, 2019.
Selling, general and administrative expenses were $786.1 million in the six months ended May 31, 2020, compared to $779.0 million in the six months ended May 31, 2019. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 8.7% in the six months ended May 31, 2020, from 8.9% in the six months ended May 31, 2019.
Financial Services
Operating earnings for the Financial Services segment were $208.8 million in the six months ended May 31, 2020 (which included $194.6 million of operating earnings and an add back of $14.1 million of net loss attributable to noncontrolling interests), compared to $84.2 million in the six months ended May 31, 2019 (which included $75.2 million of operating earnings and an add back of $9.1 million of net loss attributable to noncontrolling interests). Operating earnings increased due to an improvement in the mortgage and title businesses as a result of an increase in volume and margin, as well as reductions in loan origination costs and a $5.0 million gain on the sale of a servicing portfolio. Additionally, the Financial Services segment recorded a $61.4 million gain on the deconsolidation of a previously consolidated entity.
Other Ancillary Businesses
Operating earnings for the Multifamily segment were $1.1 million in the six months ended May 31, 2020, compared to $2.5 million ($2.9 million net of noncontrolling interest) in the six months ended May 31, 2019. Operating loss for the Lennar Other segment was $17.1 million in the six months ended May 31, 2020 primarily due to a $25.0 million write-down of assets held by Rialto legacy funds because of disruption in the capital markets as a result of COVID-19 and the economic shutdown. This compared to operating earnings of $4.9 million ($5.2 million net of noncontrolling interest) in the six months ended May 31, 2019.
Tax Rate
For the six months ended May 31, 2020 and May 31, 2019, we had a tax provision of $192.8 million and $220.2 million, respectively, which resulted in an overall effective income tax rate of 17.4% and 25.0%, respectively. The reduction in the overall effective income tax rate is primarily due to the extension of the new energy efficient home tax credit during the first quarter of 2020.

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Liquidity
At May 31, 2020, the Company had $1.4 billion of Homebuilding cash and cash equivalents and no outstanding borrowings under its $2.45 billion revolving credit facility, thereby providing total Homebuilding liquidity of $3.85 billion.
Debt Transaction
In May 2020, the Company redeemed $300 million aggregate principal amount of its 6.625% senior notes due May 2020. The redemption price, which was paid in cash, was 100% of the principal amount plus accrued but unpaid interest.
2020 Core Earnings Guidance

	Third Quarter	Fourth Quarter
New Orders	12,800 - 13,000	12,000 - 12,250
Deliveries	13,200 - 13,400	14,300 - 14,600
Average Sales Price	$380,000 - $385,000	$380,000
Gross Margin % on Home Sales	21.5% - 21.75%	21.75% - 22.0%
S,G&A as a % of Home Sales	8.3% - 8.5%	8.0%
Financial Services Operating Earnings	Approximately $70 million	Approximately $60 million

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About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. Lennar builds affordable, move-up and active adult homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title and closing services primarily for buyers of Lennar’s homes and, through LMF Commercial, originates mortgage loans secured primarily by commercial real estate properties throughout the United States. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. LenX, formerly known as Lennar Ventures, drives Lennar's technology, innovation and strategic investments. For more information about Lennar, please visit www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements relating to the homebuilding market and other markets in which we participate. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. Important factors that could cause such differences include the potential continuing negative impact of the ongoing coronavirus (COVID-19) pandemic, the duration, impact and severity of which is highly uncertain; slowdowns in real estate markets in regions where we have significant Homebuilding or Multifamily development activities; increases in operating costs, including costs related to construction materials, labor, real estate taxes and insurance, which exceed our ability to increase prices, both in our Homebuilding and Multifamily businesses; reduced availability of mortgage financing or increased interest rates; decreased demand for our homes or Multifamily rental apartments; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; our inability to successfully execute our strategies, including our land lighter strategy; a decline in the value of the land and home inventories we maintain and resulting possible future writedowns of the carrying value of our real estate assets; unfavorable losses in legal proceedings; conditions in the capital, credit and financial markets; changes in laws, regulations or the regulatory environment affecting our business, and the risks described in our filings with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended November 30, 2019. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s second quarter earnings will be held at 11:00 a.m. Eastern Time on Tuesday, June 16, 2020. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-0154 and entering 5723593 as the confirmation number.

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LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2020	2019	2020	2019
Revenues:
Homebuilding	$4,949,484	5,195,599	9,121,600	8,819,320
Financial Services	196,263	204,216	394,924	347,527
Multifamily	123,117	147,412	255,734	244,806
Lennar Other	18,509	15,663	20,452	19,319
Total revenues	$5,287,373	5,562,890	9,792,710	9,430,972

Homebuilding operating earnings	$631,361	581,789	1,091,759	951,384
Financial Services operating earnings	147,326	56,217	194,643	75,189
Multifamily operating earnings (loss)	(638)	(4,322)	1,147	2,475
Lennar Other operating earnings (loss)	(18,021)	1,828	(17,122)	4,931
Corporate general and administrative expenses	(83,451)	(76,113)	(170,298)	(155,456)
Earnings before income taxes	676,577	559,399	1,100,129	878,523
Provision for income taxes	(160,479)	(140,530)	(192,808)	(220,230)
Net earnings (including net loss attributable to noncontrolling interests)	516,098	418,869	907,321	658,293
Less: Net loss attributable to noncontrolling interests	(1,308)	(2,603)	(8,537)	(3,089)
Net earnings attributable to Lennar	$517,406	421,472	915,858	661,382

Average shares outstanding:
Basic	308,373	320,329	309,793	320,834
Diluted	308,373	320,330	309,794	320,839

Earnings per share:
Basic	$1.66	1.31	2.92	2.05
Diluted	$1.65	1.30	2.91	2.03

Supplemental information:
Interest incurred (1)	$90,907	108,176	184,198	212,559

EBIT (2):
Net earnings attributable to Lennar	$517,406	421,472	915,858	661,382
Provision for income taxes	160,479	140,530	192,808	220,230
Interest expense included in:
Costs of homes sold	81,698	96,162	154,520	157,473
Costs of land sold	335	668	532	950
Homebuilding other expense, net	5,743	2,867	11,678	5,875
Total interest expense	87,776	99,697	166,730	164,298
EBIT	$765,661	661,699	1,275,396	1,045,910
(1)Amount represents interest incurred related to homebuilding debt.
(2)EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

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LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2020	2019	2020	2019
Homebuilding revenues:
Sales of homes	$4,925,081	5,176,116	9,065,848	8,784,245
Sales of land	19,833	16,455	46,700	30,238
Other homebuilding	4,570	3,028	9,052	4,837
Total homebuilding revenues	4,949,484	5,195,599	9,121,600	8,819,320

Homebuilding costs and expenses:
Costs of homes sold	3,862,771	4,137,529	7,154,550	7,019,579
Costs of land sold	43,369	14,008	70,504	27,534
Selling, general and administrative	407,191	435,722	786,083	778,981
Total homebuilding costs and expenses	4,313,331	4,587,259	8,011,137	7,826,094
Homebuilding operating margins	636,153	608,340	1,110,463	993,226
Homebuilding equity in earnings (loss) from unconsolidated entities	(9,100)	19,614	(13,646)	5,858
Homebuilding other income (expense), net	4,308	(46,165)	(5,058)	(47,700)
Homebuilding operating earnings	$631,361	581,789	1,091,759	951,384

Financial Services revenues	$196,263	204,216	394,924	347,527
Financial Services costs and expenses	110,355	147,999	261,699	272,338
Financial Services gain on deconsolidation	61,418	—	61,418	—
Financial Services operating earnings	$147,326	56,217	194,643	75,189

Multifamily revenues	$123,117	147,412	255,734	244,806
Multifamily costs and expenses	123,473	148,716	260,821	249,894
Multifamily equity in earnings (loss) from unconsolidated entities and other gain	(282)	(3,018)	6,234	7,563
Multifamily operating earnings (loss)	$(638)	(4,322)	1,147	2,475

Lennar Other revenues	$18,509	15,663	20,452	19,319
Lennar Other costs and expenses	(1,072)	3,194	1,502	4,816
Lennar Other equity in earnings (loss) from unconsolidated entities	(26,642)	(4,978)	(26,523)	3,352
Lennar Other expense, net	(10,960)	(5,663)	(9,549)	(12,924)
Lennar Other operating earnings (loss)	$(18,021)	1,828	(17,122)	4,931

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LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries, Communities, New Orders and Backlog
(Dollars in thousands, except average sales price)
(unaudited)
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately have divisions located in:
East: Florida, New Jersey, North Carolina, Pennsylvania and South Carolina
Central: Georgia, Illinois, Indiana, Maryland, Minnesota, Tennessee and Virginia
Texas: Texas
West: Arizona, California, Colorado, Nevada, Oregon, Utah and Washington
Other: Urban divisions and other homebuilding related investments primarily in California, including FivePoint

	For the Three Months Ended May 31,
	2020	2019	2020	2019	2020	2019
Deliveries:	Homes		Dollar Value		Average Sales Price
East	4,630	5,061	$1,582,360	1,735,165	$342,000	343,000
Central	1,763	1,568	684,440	609,195	388,000	389,000
Texas	2,462	2,149	694,110	687,011	282,000	320,000
West	3,804	3,934	1,957,435	2,140,638	515,000	544,000
Other	13	17	13,013	17,273	1,001,000	1,016,000
Total	12,672	12,729	$4,931,358	5,189,282	$389,000	408,000
Of the total homes delivered listed above, 19 homes with a dollar value of $6.3 million and an average sales price of $330,000 represent home deliveries from unconsolidated entities for the three months ended May 31, 2020, compared to 23 homes with a dollar value of $13.2 million and an average sales price of $572,000 for the three months ended May 31, 2019.

	At May 31,		For the Three Months Ended May 31,
	2020	2019	2020	2019	2020	2019	2020	2019
New Orders:	Active Communities		Homes		Dollar Value		Average Sales Price
East	423	458	4,919	5,591	$1,644,275	1,939,901	$334,000	347,000
Central	246	253	1,906	2,062	740,968	798,080	389,000	387,000
Texas	221	246	2,582	2,424	670,139	744,586	260,000	307,000
West	352	364	3,608	4,420	1,802,705	2,298,540	500,000	520,000
Other	3	4	—	21	—	15,238	—	726,000
Total	1,245	1,325	13,015	14,518	$4,858,087	5,796,345	$373,000	399,000
Of the total new orders listed above, 25 homes with a dollar value of $9.0 million and an average sales price of $361,000 represent new orders in four active communities from unconsolidated entities for the three months ended May 31, 2020, compared to 32 homes with a dollar value of $15.1 million and an average sales price of $471,000 in five active communities for the three months ended May 31, 2019.

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	For the Six Months Ended May 31,
	2020	2019	2020	2019	2020	2019
Deliveries:	Homes		Dollar Value		Average Sales Price
East	8,695	8,673	$2,988,027	2,961,600	$344,000	341,000
Central	3,129	2,692	1,219,186	1,042,320	390,000	387,000
Texas	4,039	3,400	1,157,907	1,099,440	287,000	323,000
West	7,108	6,759	3,688,948	3,678,141	519,000	544,000
Other	22	25	21,052	25,032	957,000	1,001,000
Total	22,993	21,549	$9,075,120	8,806,533	$395,000	409,000
Of the total homes delivered listed above, 27 homes with a dollar value of $9.3 million and an average sales price of $343,000 represent home deliveries from unconsolidated entities for the six months ended May 31, 2020, compared to 41 homes with a dollar value of $22.3 million and an average sales price of $544,000 for the six months ended May 31, 2019.

	For the Six Months Ended May 31,
	2020	2019	2020	2019	2020	2019
New Orders:	Homes		Dollar Value		Average Sales Price
East	9,544	10,084	$3,241,573	3,461,332	$340,000	343,000
Central	3,679	3,484	1,436,466	1,335,676	390,000	383,000
Texas	4,581	3,848	1,243,218	1,201,545	271,000	312,000
West	7,573	7,532	3,928,337	3,928,354	519,000	522,000
Other	14	33	13,581	26,551	970,000	805,000
Total	25,391	24,981	$9,863,175	9,953,458	$388,000	398,000
Of the total new orders listed above, 51 homes with a dollar value of $17.1 million and an average sales price of $335,000 represent new orders from unconsolidated entities for the six months ended May 31, 2020, compared to 47 homes with a dollar value of $24.8 million and an average sales price of $527,000 for the six months ended May 31, 2019.

	At May 31,
	2020	2019	2020	2019	2020	2019
Backlog:	Homes		Dollar Value		Average Sales Price
East (1)	7,676	8,499	$2,702,044	3,025,598	$352,000	356,000
Central	2,563	2,778	1,039,118	1,083,608	405,000	390,000
Texas	2,712	2,596	798,648	862,826	294,000	332,000
West	5,023	5,174	2,547,649	2,737,664	507,000	529,000
Other	1	14	1,138	10,507	1,138,000	751,000
Total	17,975	19,061	$7,088,597	7,720,203	$394,000	405,000
Of the total homes in backlog listed above, 55 homes with a backlog dollar value of $18.0 million and an average sales price of $327,000 represent the backlog from unconsolidated entities at May 31, 2020, compared to 13 homes with a backlog dollar value of $5.2 million and an average sales price of $397,000 at May 31, 2019.
(1)During the three and six months ended May 31, 2019, the Company acquired 13 homes in backlog.

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Lennar Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)
(unaudited)

	May 31,	November 30,
	2020	2019
ASSETS
Homebuilding:
Cash and cash equivalents	$1,398,682	1,200,832
Restricted cash	9,569	9,698
Receivables, net	299,494	329,124
Inventories:
Finished homes and construction in progress	9,609,146	9,195,721
Land and land under development	7,938,451	8,267,647
Consolidated inventory not owned	399,809	313,139
Total inventories	17,947,406	17,776,507
Investments in unconsolidated entities	973,044	1,009,035
Goodwill	3,442,359	3,442,359
Other assets	1,080,186	1,021,684
	25,150,740	24,789,239
Financial Services	2,577,805	3,006,024
Multifamily	1,127,929	1,068,831
Lennar Other	452,551	495,417
Total assets	$29,309,025	29,359,511

LIABILITIES AND EQUITY
Homebuilding:
Accounts payable	$1,033,558	1,069,179
Liabilities related to consolidated inventory not owned	344,074	260,266
Senior notes and other debts payable, net	7,495,674	7,776,638
Other liabilities	1,900,970	1,900,955
	10,774,276	11,007,038
Financial Services	1,663,548	2,056,450
Multifamily	222,387	232,155
Lennar Other	16,190	30,038
Total liabilities	12,676,401	13,325,681
Stockholders’ equity:
Preferred stock	—	—
Class A common stock of $0.10 par value	29,804	29,712
Class B common stock of $0.10 par value	3,944	3,944
Additional paid-in capital	8,630,442	8,578,219
Retained earnings	9,132,714	8,295,001
Treasury stock	(1,253,863)	(957,857)
Accumulated other comprehensive income (loss)	(338)	498
Total stockholders’ equity	16,542,703	15,949,517
Noncontrolling interests	89,921	84,313
Total equity	16,632,624	16,033,830
Total liabilities and equity	$29,309,025	29,359,511

13-13-13
LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	May 31,	November 30,	May 31,
	2020	2019	2019
Homebuilding debt	$7,495,674	7,776,638	9,390,941
Stockholders' equity	16,542,703	15,949,517	15,159,304
Total capital	$24,038,377	23,726,155	24,550,245
Homebuilding debt to total capital	31.2%	32.8%	38.3%

Homebuilding debt	$7,495,674	7,776,638	9,390,941
Less: Homebuilding cash and cash equivalents	1,398,682	1,200,832	800,678
Net homebuilding debt	$6,096,992	6,575,806	8,590,263
Net homebuilding debt to total capital (1)	26.9%	29.2%	36.2%
(1)Net homebuilding debt to total capital is a non-GAAP financial measure defined as net homebuilding debt (homebuilding debt less homebuilding cash and cash equivalents) divided by total capital (net homebuilding debt plus stockholders' equity). The Company believes the ratio of net homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in homebuilding operations. However, because net homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.